Exhibit 16.1

[Deloitte & Touche LLP Letterhead]

March 17, 2015

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Weyco Group, Inc.'s Form 8-K dated March 17, 2015, and have the following comments:

1.	We agree with the statements made in the first, third, fourth and sixth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second and fifth paragraphs.

Yours truly,

/s/ Deloitte & Touche LLP